SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)


                             VA LINUX SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91819B105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     6/22/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


                         (Continued on following pages)

                               Page 1 of 13 Pages

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 2 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA CAPITAL VIII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294956
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    0
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         7,769,252                       3,884,626
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   7,769,252                       3,884,626
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     7,769,252                                                     3,884,626
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     19.57%                                                          7.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 3 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294958
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    0
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         99,583                            49,292
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   99,583                            49,292
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     99,583                                                          49,292
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     LESS THAN 1%                                                LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 4 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII (Q)
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294957
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    0
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         514,349                          257,175
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   514,349                          257,175
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     514,349                                                       257,175
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     LESS THAN 1%                                                LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 5 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SC VIII MANAGEMENT, LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294955
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    0
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         8,382,184                      4,191,093
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,382,184                      4,191,093
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,382,184                                                    4,191,093
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     21.1%                                                            8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 6 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MICHAEL MORITZ
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    0                                214,061
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         8,382,184                      4,191,093
                              --------------------------------------------------
                              5    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   0                                214,061
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,382,184                      4,191,093
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,382,184                                                    4,405,154
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     21.1%                                                           8.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 7 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     DOUGLAS LEONE
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    0                                128,437
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         8,382,184                      4,191,093
                              --------------------------------------------------
                              5    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   0                                128,437
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,382,184                      4,191,093
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,382,184                                                    4,319,530
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     21.1%                                                           8.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 8 of  13 Pages
----------------------------                        ----------------------------



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MARK STEVENS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    0                                214,061
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         8,382,184                      4,191,093
                              --------------------------------------------------
                              5    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   0                                214,061
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,382,184                      4,191,093
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,382,184                                                    4,405,154
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     21.1%                                                           8.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 9 of  13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     THOMAS F STEPHENSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    0                                107,032
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         8,382,184                      4,191,093
                              --------------------------------------------------
                              5    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   0                                107,032
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,382,184                      4,191,093
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,382,184                                                    4,298,125
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     21.1%                                                           8.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 10 of  13 Pages
----------------------------                        ----------------------------



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MICHAEL GOGUEN
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    0                                107,032
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         8,382,184                      4,191,093
                              --------------------------------------------------
                              5    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   0                                107,032
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   8,382,184                      4,191,093
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     8,382,184                                                    4,298,125
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     21.1%                                                           8.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 11 of  13 Pages
----------------------------                        ----------------------------


ITEM 1.

     (a) Name of Issuer:                  VA Linux Systems, Inc.

     (b) Address of Issuer's Principal Executive Offices:
                                          47071 Bayside Parkway
                                          Fremont, California  94538


ITEM 2.

     (a) Name of Persons Filing:

                Sequoia Capital VIII ("SC VIII")
                SC VIII Management, LLC
                Sequoia International Technology Partners VIII ("SITP VIII") Sequoia International Technology Partners VIII Q ("SITP VIII Q") Michael Moritz ("MM")
                Douglas Leone  ("DL")
                Mark Stevens  ("MS")
                Thomas F. Stephenson  ("TFS")
                Michael Goguen  ("MG")

         SC VIII Management, LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q. MM, DL, MS, TFS and MG are Managing Members of SC VIII Management, LLC.

     (b) Address of Principal Business Office or, if none, Residence:
                                          3000 Sand Hill Road, 4-280
                                          Menlo Park, CA  94025

     (c) Citizenship:    MM, DL, MS, TFS, MG: USA
                         SC VIII Management, SC VIII, SITP VIII, SITP VIII Q:
                         Delaware

     (d) Title of Class of Securities:    Common

     (e) CUSIP Number:                    91819B105


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 NOT APPLICABLE

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 12 of  13 Pages
----------------------------                        ----------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

         Instruction. Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE


ITEM 10. CERTIFICATION

     (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

----------------------------                        ----------------------------
CUSIP NO. 91819B105                  13 G                 Page 13 of  13 Pages
----------------------------                        ----------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 6, 2001

Sequoia Capital VIII
Sequoia International Technology Partners VIII
Sequoia International Technology Partners VIII Q


By:    SC VIII Management, LLC
       A Delaware Limited Liability Company
       General Partner of Each

By:  Managing Members


_______________________________
Michael Moritz


_______________________________
Douglas Leone


_______________________________
Mark Stevens


_______________________________
Thomas F. Stephenson


_______________________________
Michael Goguen